SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. ___________)*

Qlik Technologies, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74733T 105

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)

☐           Rule 13d-1(c)

☒           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 20

CUSIP # 74733T 105	Page 2 of 24

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV, L.P. (“JVP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
10,341,316 shares, except that Jerusalem Partners IV, L.P. (“JP IV”), the general partner of JVP IV, may be deemed to have sole power to vote these shares; JVP Corp. IV (“JVPC IV”), the general partner of JP IV, may be deemed to have sole power to vote these shares; and Erel Margalit (“Margalit”), as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
10,341,316 shares, except that JP IV, the general partner of JVP IV, may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,341,316
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	13.3%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 3 of 24

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV-A, L.P. (“JVP IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
88,269 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to vote these shares; JVPC IV, the general partner of JP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
88,269 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	88,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 4 of 24

1	NAME OF REPORTING PERSONS	Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. (“JVPEF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
92,631 shares, except that JP IV, the general partner of JVPEF IV, may be deemed to have sole power to vote these shares; JVPC IV, the general partner of JP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
92,631 shares, except that JP IV, the general partner of JVPEF IV, may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	92,631
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 5 of 24

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV (Israel), L.P. (“JVP IV(Israel)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
248,810 shares, except that Jerusalem Partners IV - Venture Capital, L.P. (“JP IV VC”), the general partner of JVP IV (Israel), may be deemed to have sole power to vote these shares; JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
248,810 shares, except that JP IV VC, the general partner of JVP IV (Israel), may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	248,810
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 6 of 24

1	NAME OF REPORTING PERSONS JVP IV Annex Fund, L.P. (“JVP AF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
420,728 shares, except that JP Media V, L.P. (“JPM V”), the general partner of JVP AF, may be deemed to have sole power to vote these shares; JVPC IV, the general partner of JPM V, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
420,728 shares, except that JPM V, the general partner of JVP AF, may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JPM V, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	420,728
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 7 of 24

1	NAME OF REPORTING PERSONS JVP IV Annex Entrepreneur Fund, L.P. (“JVP IV AEF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
38,843 shares, except that JPM V, the general partner of JVP IV AEF, may be deemed to have sole power to vote these shares; JVPC IV, the general partner of JPM V, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
38,843 shares, except that JPM V, the general partner of JVP IV AEF, may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JPM V, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	38,843
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 8 of 24

1	NAME OF REPORTING PERSONS Jerusalem Partners IV, L.P. (“JP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
10,522,216 shares, of which 10,341,316 are directly owned by JVP IV,  88,269 are directly owned by JVP IV-A and 92,631 are directly owned by JVPEF IV.  JP IV, the general partner of JVP IV, JVPEF IV and JVP IV-A, may be deemed to have sole power to vote these shares; JVPC IV, the general partner of JP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
10,522,216 shares, of which 10,341,316 are directly owned by JVP IV,  88,269 are directly owned by JVP IV-A and 92,631 are directly owned by JVPEF IV.  JP IV, the general partner of JVP IV, JVPEF IV and JVP IV-A, may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,522,216
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	13.5%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 9 of 24

1	NAME OF REPORTING PERSONS Jerusalem Partners IV - Venture Capital, L.P. (“JP IV VC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
248,810 shares, of which all are directly owned by JVP IV (Israel).  JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to vote these shares; JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
248,810 shares, of which all are directly owned by JVP IV (Israel).  JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to dispose of these shares; JVPC IV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	248,810
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 10 of 24

1	NAME OF REPORTING PERSONS JVP Corp. IV (“JVPC IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5
SOLE VOTING POWER
11,230,597 shares, of which 10,341,316 are directly owned by JVP IV, 88,269 are directly owned by JVP IV-A, 92,631 are directly owned by JVPEF IV, 248,810 are directly owned by JVP IV (Israel), 420,728 are directly owned by JVP IV AF and 38,843 are directly owned by JVP IV AEF.  JVPC IV is (i) the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVPEF IV, (ii) the general partner of JP IV VC, the general partner of JVP IV (Israel), and (iii) the general partner of JPM V, the general partner of JVP IV AF and JVP IVAEF, and may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
11,230,597 shares, of which 10,341,316 are directly owned by JVP IV, 88,269 are directly owned by JVP IV-A, 92,631 are directly owned by JVPEF IV, 248,810 are directly owned by JVP IV (Israel), 420,728 are directly owned by JVP IV AF and 38,843 are directly owned by JVP IV AEF.  JVPC IV is (i) the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVPEF IV, (ii)  the general partner of JP IV VC, the general partner of JVP IV (Israel), and (iii) the general partner of JPM V, the general partner of JVP IV AF and JVP IVAEF, and may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	11,230,597
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.4%
12	TYPE OF REPORTING PERSON*	CO

CUSIP # 74733T 105	Page 11 of 24

1	NAME OF REPORTING PERSONS Erel Margalit (“Margalit”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israeli Citizen
NUMBER OF	5
SOLE VOTING POWER
11,230,597 shares, of which 10,341,316 are directly owned by JVP IV, 88,269 are directly owned by JVP IV-A, 92,631 are directly owned by JVPEF IV, 248,810 are directly owned by JVP IV (Israel), 420,728 are directly owned by JVP IV AF and 38,843 are directly owned by JVP IV AEF.  Margalit is an officer of JVPC IV, which is the general partner of (i) JP IV, which is the general partner of JVP IV, JVP IV-A, and JVPEF IV, (ii) JP IV VC, which is the general partner of JVP IV (Israel), and (iii) JPM V, which is the general partner of JVP IV AF and JVP IV AEF, and may be deemed to have sole power to vote these shares.

SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
11,230,597 shares, of which 10,341,316 are directly owned by JVP IV, 88,269 are directly owned by JVP IV-A, 92,631 are directly owned by JVPEF IV, 248,810 are directly owned by JVP IV (Israel), 420,728 are directly owned by JVP IV AF and 38,843 are directly owned by JVP IV AEF.  Margalit is an officer of JVPC IV, which is the general partner of (i) JP IV, which is the general partner of JVP IV, JVP IV-A, and JVPEF IV, (ii) JP IV VC, which is the general partner of JVP IV (Israel), and (iii) JPM V, which is the general partner of JVP IV AF and JVP IV AEF, and may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	11,230,597
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.4%
12	TYPE OF REPORTING PERSON*	IN

CUSIP # 74733T 105	Page 12 of 24

1	NAME OF REPORTING PERSONS JP Media V, L.P. (“JPM V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5
SOLE VOTING POWER
459,571 shares, of which 420,728 are directly owned by JVP IV AF and 38,842 are directly owned by JVP IV AEF.  JVPC IV, the general partner of JPM V, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7
SOLE DISPOSITIVE POWER
459, 571 shares, of which 420,728 are directly owned by JVP IV AF and 38,842 are directly owned by JVP IV AEF.  JVPC IV, the general partner of JPM V, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC IV, may be deemed to have sole power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	459, 571
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # 74733T 105	Page 13 of 24

ITEM 1(A).	NAME OF ISSUER

Qlik Technologies, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

150 N. Radnor Chester Road, Suite E220
Radnor, PA 19087

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule is filed by Jerusalem Venture Partners IV, L.P., a Delaware limited partnership (“JVP IV”), Jerusalem Venture Partners IV-A, L.P., a Delaware limited partnership (“JVP IV-A”), Jerusalem Venture Partners Entrepreneurs Fund IV, L.P., a Delaware limited partnership (“JVPEF IV”), Jersualem Venture Partners IV (Israel), L.P., an Israeli limited partnership (“JVP IV (Israel)”), JVP IV Annex Fund, L.P., a Delaware limited partnership (“JVP IV AF”), JVP Annex Entrepreneur Fund, L.P., a Delaware limited partnership (JVP IV AEF”), Jerusalem Partners IV, L.P., a Delaware limited partnership (“JP IV”), Jerusalem Partners IV - Venture Capital, L.P., an Israeli limited partnership (“JP IV VC”), JVP Corp. IV, a Cayman Islands corporation (“JVPC IV”), JP Media V, L.P., a Cayman Islands limited partnership (“JPM V”) and Erel Margalit (“Margalit”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

JP IV, the general partner of JVP IV, JVP IV-A and JVPEF IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP IV, JVP IV-A and JVPEF IV.  JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP IV (Israel).  JPM V, the general partner of JVP IV AF and JVP IV AEF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP IV AF and JVP IV AEF.  JVPC IV, the general partner of JP IV, JP IV VC and JPM V, may be deemed to have sole power to vote and sole power to dispose of  shares of the issuer directly owned by JVP IV, JVP IV-A, JVPEF IV, JVP IV (Israel), JVP IV AF and JVP IV AEF.  Margalit, as an officer of JVPC IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by JVP IV, JVP IV-A, JVPEF IV, JVP IV (Israel), JVP IV AF and JVP IV AEF.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Jerusalem Venture Partners
156 Fifth Avenue, Suite 410
New York, NY 10010

ITEM 2(C)	CITIZENSHIP

JVP IV, JVP IV-A, JP IV, JVP AF, JVP IV AEF and JVPEF IV are Delaware limited partnerships.  JVP IV (Israel) and JP IV VC are Israeli limited partnerships.  JVPC IV is a Cayman Islands corporation.  JPM V is a Cayman Islands limited partnership.  Margalit is an Israeli citizen.

ITEM 2(D) AND (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Common Stock
74733T 105

CUSIP # 74733T 105	Page 14 of 24

ITEM 3.	Not Applicable

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the ordinary shares of the issuer by the persons filing this Statement is provided as of December 31, 2010:

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of JVP IV, JVP IV-A, JVPEF IV, JVP IV (Israel), JP IV, JP IV VC, JVP IV AF, JVP IV AEF, JPM V, and the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

CUSIP # 74733T 105	Page 15 of 24

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.	CERTIFICATION.

Not applicable

CUSIP # 74733T 105	Page 16 of 24

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2011

JERUSALEM VENTURE PARTNERS IV, L.P., a Delaware Limited Partnership
By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Erel Margalit
Erel Margalit, Officer

Date:  February 9, 2011

JERUSALEM VENTURE PARTNERS IV-A, L.P., a Delaware Limited Partnership
By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Erel Margalit
Erel Margalit, Officer

CUSIP # 74733T 105	Page 17 of 24

Date: February 9, 2011

JERUSALEM VENTURE PARTNERS ENTREPRENEURS FUND IV, L.P., a Delaware Limited Partnership
	By:	Jerusalem Partners IV, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JERUSALEM VENTURE PARTNERS IV (Israel), L.P., an Israel Limited Partnership

	By:	Jerusalem Partners IV-Venture Capital, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JVP IV Annex Fund, L.P.
a Delaware Limited Partnership
	By:	JP Media V, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

CUSIP # 74733T 105	Page 18 of 24

Date: February 9, 2011

JVP IV Annex Entrepreneur Fund, L.P.
a Delaware Limited Partnership

	By:	JP Media V, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JERUSALEM PARTNERS IV, L.P., a Delaware Limited Partnership

	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JERUSALEM PARTNERS IV - VENTURE CAPITAL, L.P., an Israeli Limited Partnership

	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JP Media V, L.P.,
a Cayman Islands Limited Partnership

	By:	JVP Corp. IV
Its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

CUSIP # 74733T 105	Page 19 of 24

Date: February 9, 2011

JVP CORP. IV, a Cayman Island Corporation

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

EREL MARGALIT
	By:	/s/ Erel Margalit
Erel Margalit

CUSIP # 74733T 105	Page 20 of 24

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	21

CUSIP # 74733T 105	Page 21 of 24

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Qlik Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 9, 2011

JERUSALEM VENTURE PARTNERS IV, L.P., a Delaware Limited Partnership
	By:	Jerusalem Partners IV, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer
Date: February 9, 2011

JERUSALEM VENTURE PARTNERS IV-A, L.P., a Delaware Limited Partnership
	By:	Jerusalem Partners IV, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

CUSIP # 74733T 105	Page 22 of 24

Date: February 9, 2011

JERUSALEM VENTURE PARTNERS ENTREPRENEURS FUND IV, L.P., a Delaware Limited Partnership

	By:	Jerusalem Partners IV, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JERUSALEM VENTURE PARTNERS IV (Israel), L.P., an Israel Limited Partnership

	By:	Jerusalem Partners IV-Venture Capital, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JVP IV Annex Fund, L.P.
a Delaware Limited Partnership

	By:	JP Media V, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

CUSIP # 74733T 105	Page 23 of 24

Date: February 9, 2011

JVP IV Annex Entrepreneur Fund, L.P.
a Delaware Limited Partnership

	By:	JP Media V, L.P.
its General Partner
	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JERUSALEM PARTNERS IV, L.P., a Delaware Limited Partnership

	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JERUSALEM PARTNERS IV - VENTURE CAPITAL, L.P., an Israeli Limited Partnership

	By:	JVP Corp. IV
its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

CUSIP # 74733T 105	Page 24 of 24

Date: February 9, 2011

JP Media V, L.P.,
a Cayman Islands Limited Partnership

By: JVP Corp. IV
Its General Partner

	By:	/s/ Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

JVP CORP. IV, a Cayman Island Corporation

	By:	Erel Margalit
Erel Margalit, Officer

Date: February 9, 2011

EREL MARGALIT

	By:	/s/ Erel Margalit
Erel Margalit